UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported) - January 28, 2022

ONCOR ELECTRIC DELIVERY COMPANY LLC

(Exact name of registrant as specified in its charter)

DELAWARE	333-100240	75-2967830
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1616 Woodall Rodgers Fwy., Dallas, Texas 75202

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including Area Code - (214) 486-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On January 28, 2022, Oncor Electric Delivery Company LLC, a Delaware limited liability company (“Oncor”), entered into a Term Loan Credit Agreement (the “Term Loan Agreement”) among Oncor, as borrower, the lenders listed therein (the “Lenders”), PNC Bank, National Association (“PNC”), as administrative agent for the Lenders and as a Lender, and the other financial institutions party thereto.

The Term Loan Agreement provides for a term loan credit facility in an aggregate principal amount of $1.3 billion (the “Term Loan Facility”). The Term Loan Agreement has a maturity date of April 29, 2023. Oncor may borrow up to the full amount of the Term Loan Facility in up to four borrowings, which may be made, at Oncor’s option, at any time before April 28, 2022. Upon the earlier to occur of the fourth borrowing under the Term Loan Agreement or April 28, 2022, any unused commitments of the Lenders to make term loans under the Term Loan Agreement shall terminate. Oncor intends to use the proceeds from any borrowings under the Term Loan Agreement for working capital and other general corporate purposes.

On January 28, 2022, Oncor made its initial borrowing under the Term Loan Agreement in the amount of $400 million. Oncor intends to use the proceeds from the borrowing for general corporate purposes, including to repay outstanding commercial paper.

Loans under the Term Loan Agreement may be, at Oncor’s option, in the form of a “Term SOFR Loan”, “Daily Simple SOFR Loan” or “ABR Loan”, each as defined in the Term Loan Agreement. Term SOFR Loans bear interest at an adjusted term secured overnight financing rate (“SOFR”) (calculated based on one-month term SOFR as of a specified date, plus an adjustment of 0.10% (the “SOFR Adjustment”)) plus a spread of 0.575% (the “Applicable Margin”). Daily Simple SOFR Loans bear interest at an adjusted daily simple SOFR (calculated based on daily simple SOFR as of a specified date, plus the SOFR Adjustment) plus the Applicable Margin. ABR Loans bear interest, for any day, at a rate equal to the greatest of: (1) the prime rate publicly announced by PNC on such date, (2) the federal funds effective rate on such date plus 0.50%, and (3) daily simple SOFR on such date, plus 1%.

The Term Loan Agreement contains customary covenants for facilities of this type, restricting, subject to certain exceptions, Oncor and its subsidiaries from, among other things:

•	incurring additional liens;

•	entering into mergers and consolidations; and

•	sales of substantial assets.

In addition, the Term Loan Agreement requires that Oncor maintain a consolidated senior debt to capitalization ratio of no greater than 0.65 to 1.00 and observe certain customary reporting requirements and other affirmative covenants.

The Term Loan Agreement also contains customary events of default for facilities of this type, the occurrence of which would allow the Lenders to accelerate all outstanding loans and terminate their commitments, including certain changes in control of Oncor that are not permitted transactions under the Term Loan Agreement and cross-default provisions in the event Oncor or any of its subsidiaries defaults on indebtedness in a principal amount in excess of $100 million or receives judgments for the payment of money in excess of $100 million that are not discharged within 60 days.

The foregoing description of the Term Loan Agreement is qualified in its entirety by reference to the complete terms of the Term Loan Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein. Each of the Lenders is also a lender under Oncor’s revolving credit facility, and the Lenders and their respective affiliates have, from time to time, performed various other financial advisory, dealer, commercial banking, and investment banking services for Oncor and certain of its affiliates for which they have received customary fees and expenses.

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

ITEM 8.01.	OTHER EVENTS.

On January 28, 2022, The Bank of New York Mellon Trust Company, N.A. as trustee under Oncor’s Indenture, dated as of August 1, 2002, as supplemented and amended, delivered a notice of redemption on Oncor’s behalf to the holders of Oncor’s outstanding 4.10% Senior Secured Notes due 2022 (the “2022 Notes”). The 2022 Notes mature on June 1, 2022. The notice provides that Oncor will redeem all $400 million aggregate principal amount outstanding of the 2022 Notes. The redemption date will be March 1, 2022 (the “Redemption Date”) and the redemption price will be equal to 100% of the principal amount of the 2022 Notes, plus accrued interest to, but not including, the Redemption Date. Upon the redemption by Oncor of the 2022 Notes, none of the 2022 Notes will remain outstanding.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit No.	Description

10.1	Term Loan Credit Agreement, dated as of January 28, 2022, among Oncor Electric Delivery Company LLC, as borrower, the lenders listed therein, PNC Bank, National Association, as administrative agent and as a lender, and the other financial institutions party thereto.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:	/s/ Kevin R. Fease
Name:	Kevin R. Fease
Title:	Vice President and Treasurer

Dated: January 28, 2022